Exhibit 10.1

SUPPRELIN

CONTINGENT STOCK RIGHTS AGREEMENT

by and between

INDEVUS PHARMACEUTICALS, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY

as

Rights Agent

Dated as of April 17, 2007

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INDEX OF DEFINED TERMS

Agreement	1
Business Day	5
Company	1
CSR	1
Current Stock Price	4
Effective Time	1
Exchange Ratio	4
Expiration Date	4
FDA	4
Holder	2
Indevus Common Stock	1
Issuance Order	5
Legal Holiday	5
Letter of Conversion	5
Merger	1
Merger Agreement	1
Merger Sub	1
Milestone Date	4
Permitted Transfer	3
Reorganizations	8
Rights Agent	1
Supprelin	4
Termination Date	4
Transfer Agent	7
Valera	1
Valera Common Stock	1

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This SUPPRELIN CONTINGENT STOCK RIGHTS AGREEMENT (this “Agreement”), dated as of April 17, 2007, is entered into by and between Indevus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company, Hayden Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Valera Pharmaceuticals, Inc., a Delaware corporation (“Valera”), have entered into an Agreement and Plan of Merger, dated as of December 11, 2006 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which, at the Effective Time (as defined in the Merger Agreement, the “Effective Time”), Merger Sub will be merged (the “Merger”) with and into the Valera, with Valera continuing as the surviving corporation and as a wholly-owned subsidiary of the Company;

WHEREAS, the consideration to be paid by the Company pursuant to the Merger Agreement includes one contingent stock right as hereinafter described (a “CSR” and collectively, the “CSRs”) for each share of Common Stock, par value $0.001 per share, of Valera (the “Valera Common Stock”) issued and outstanding immediately prior to the Effective Time;

WHEREAS, each person who from time to time holds one or more CSRs shall be entitled to the conversion of such CSRs for such number of shares of Common Stock, par value $0.001 per share, of the Company (the “Indevus Common Stock”), in the amounts and subject to the terms and conditions set forth herein;

WHEREAS, a registration statement on Form S-4 (No. 333-140271) (the “Registration Statement”) with respect to, among other securities, the CSRs and the shares of Indevus Common Stock issuable pursuant to the CSRs, has been prepared and filed by the Company with the Securities and Exchange Commission (the “Commission”) and has become effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, all things necessary have been done to make the CSRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company, and to make this Agreement a valid agreement of the Company, in accordance with its terms; and

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to act in connection with the issuance, transfer, exchange and conversion of CSRs as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company and the Rights Agent hereby agree as follows:

Section 1. Appointment of Rights Agent. The Company hereby appoints AMERICAN STOCK TRANSFER & TRUST COMPANY as the Rights Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agents. In the event of the appointment of a Co-Rights Agent pursuant to this Section 1, the Company shall cause such Co-Rights Agent to become vested with the same powers, rights, duties and responsibilities as if it had originally been named as Rights Agent.

Section 2. No Certificates. The CSRs shall not be evidenced by a certificate or other instrument.

Section 3. Registration by the Rights Agent.

(a) The Company and the Rights Agent may deem and treat the registered holder (the “Holder”) of a CSR as the absolute owner thereof for all purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

(b) The Company shall cause to be kept at the Rights Agent’s principal office a register (the “CSR Register”) in which the Rights Agent shall provide for the registration of CSRs. CSRs shall be registered in the names and addresses of, and in the denomination as set forth in, the applicable letter of transmittal accompanying the shares of Valera Common Stock surrendered by the holder thereof in connection with the Merger pursuant to the Merger Agreement. A Holder may make a written request to the Rights Agent or the Company to change such Holder’s address of record in the CSR Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Rights Agent or the Company, the Rights Agent shall promptly record the change of address in the CSR Register. The Rights Agent shall provide a copy of the CSR Register to the Company upon request.

Section 4. Rights of CSR Holder. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CSR, the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as a stockholder of the Company, either at law or in equity. The rights of a Holder are limited to those expressed in this Agreement.

Section 5. Non-transferability. The CSRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein) and, in the case of a Permitted Transfer, only in accordance with Section 6 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. A “Permitted Transfer” shall mean (a) the transfer of any or all of the CSRs on death by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CSRs are to be passed to beneficiaries upon the death of the trustee, (c) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (d) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (e) a transfer made by operation of law (such as a merger).

Section 6. Transfer of CSRs.

(a) Subject to the restrictions on transferability set forth in Section 5 hereof, the Rights Agent shall, from time to time, register the transfer of any outstanding CSRs upon the CSR Register, upon delivery to the Rights Agent of a written instrument or instruments of transfer and other requested documentation in form satisfactory to the Company and the Rights Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CSR shall be accompanied by such documentation establishing satisfaction of the conditions set forth in Section 5 hereof, as applicable, as may be reasonably requested by the Company (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Company, the Company shall authorize the Rights Agent to permit the transfer of a CSR. The Rights Agent shall not permit the transfer of a CSR until it is so authorized by the Company. No transfer of a CSR shall be valid until registered in the CSR Register and any transfer not duly registered in the CSR Register will be void ab initio. All transfers of CSRs registered in the CSR Register shall be the valid obligations of the Company, representing the same rights to receive shares of Indevus Common Stock as the CSRs transferred then entitled such transferee to receive, and shall entitle the transferee to the same benefits and rights under this Agreement as those held by the transferor. No fractional CSRs will be registered.

(b) No service charge shall be made for any registration of transfer of CSRs, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Holder of a CSR of applicable taxes and charges unless and until the Rights Agent is satisfied that all such taxes and/or charges have been paid.

Section 7. Exercisability of CSRs.

(a) As used herein, “Milestone Date” shall mean the date on which both of the following states of affairs exists: (i) the Company (or any of its subsidiaries) has received the approval letter from the U.S. Food and Drug Administration (the “FDA”) with respect to its New Drug Application for Supprelin-LA (“Supprelin”); and such approval remains in effect and (ii) the Company possesses an inventory of 1,450 commercially saleable units of Supprelin; provided, however, that if the Milestone Date does not occur on or before the third anniversary of the Effective Time (the “Expiration Date”), the CSRs shall be terminated and all rights thereunder and all rights in respect thereof under this Agreement shall cease.

(b) Subject to the terms of this Agreement, each CSR shall become convertible and shall entitle the Holder thereof, upon satisfaction of the procedures described in Section 8, after the Milestone Date and until 5:00 p.m., New York City time, on the five year anniversary of the Effective Time (the “Termination Date”), to receive from the Company the number of fully paid and nonassessable shares of Indevus Common Stock equal to the Exchange Ratio (as defined below) together, if applicable, with cash payable in lieu of fractional shares as provided in Section 13 hereof and any dividends or distributions payable as provided in Section 14 hereof. The “Exchange Ratio” shall equal (A) $1.00 divided by (B) the Current Stock Price; provided, however, that in no event shall the sum of the number of shares of Indevus Common Stock issuable pursuant to this Agreement, together with the number of shares of Indevus Common Stock issued and issuable prior to the Milestone Date, if any, pursuant to the Stent Contingent Stock Rights Agreement and the Octreotide Contingent Stock Rights Agreement (each as defined in the Merger Agreement), exceed the number of shares of Indevus Common Stock issued as part of the Merger Consideration at the Effective Time and, if the Exchange Ratio calculated without regard to this proviso would result in a violation of this proviso, the Exchange Ratio shall be recalculated so that it results in the maximum number of shares of Indevus Common Stock becoming issuable without violating this proviso. The “Current Stock Price” shall equal the average of the per share closing sale prices of Indevus Common Stock as reported by the Nasdaq Global Market for the 10 trading days ending three trading days prior to the Milestone Date, rounded to the fourth decimal place.

(c) Each CSR for which a Letter of Conversion (as defined in Section 8) is not submitted prior to the Termination Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of the Termination Date.

(d) In addition to the notices required by Section 15 hereof, the Company shall give prompt written notice to the Rights Agent that the Milestone Date has occurred and shall cause the Rights Agent, on behalf of and at the expense of the Company, within 5 Business Days after such notification is received by the Rights Agent, to mail by first class mail, postage prepaid, to each Holder: (i) a notice specifying that the Milestone Date has occurred and that the CSR has converted pursuant to its terms, (2) a Letter of Conversion (the “Letter of Conversion”) with instructions for completing the Letter of Conversion and delivering it to the Rights Agent in exchange for a certificate representing shares of Indevus Common Stock and for cash in lieu of fractional shares and, if applicable, cash payable pursuant to Section 14. In addition, the Company shall post an appropriate notice of the Milestone Date on its Internet website and issue a press release announcing the occurrence of the Milestone Date. A “Business Day” is a day that is not a Legal Holiday. A “Legal Holiday” is a Saturday, a Sunday, a federally recognized holiday or a day on which banking institutions are not required to be open in the State of New York.

(e) From and after the Effective Time, the Company shall use commercially reasonable efforts to develop, in the ordinary course, Supprelin; provided, that the Company’s obligations under this Section 7(e) shall terminate on the third anniversary of the Effective Time. For the purposes of this Section 7(e), “commercially reasonable efforts” shall mean efforts and resources normally used by the Company for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors. The parties further acknowledge that the failure to obtain such FDA approval, either at all or on or before a certain date, shall not be deemed a breach by the Company of the provisions hereof.

Section 8. Conversion Procedures.

(a) Upon delivery by the Holder of a properly completed Letter of Conversion to the Rights Agent, the Rights Agent shall deliver a written order to the Company (the “Issuance Order”), specifying the issuance to such Holder of: (i) a certificate representing that number of whole shares of Indevus Common Stock into which the CSRs of such Holder shall have been converted pursuant to the provisions of Section 7 hereof, and (ii) a check in the amount of any cash due pursuant to Section 13 or Section 14 hereof. No interest shall be paid or shall accrue on any such amounts. Until proper delivery of a Letter of Conversion in accordance with the provisions of this Section, each CSR shall represent for all purposes only the right to receive shares of Indevus Common Stock and cash in lieu of fractional shares as provided in Section 13 hereof and, if applicable, amounts payable pursuant to Section 14.

(b) Subject to the provisions of Section 6 hereof, upon delivery of the Issuance Order by the Rights Agent to the Company, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may have designated in the Letter of Conversion a certificate or certificates for the number of full shares of Indevus Common Stock issuable upon the conversion of such CSRs together with cash in lieu of fractional shares as provided in Section 13 hereof and, if applicable, amounts payable pursuant to Section 14. Such certificate or certificates for shares of Indevus Common Stock shall be deemed to have been issued and any person so named therein shall be deemed to have become a holder of record of such shares of Indevus Common Stock as of the date of delivery of the Issuance Order by the Rights Agent to the Company.

(c) The Rights Agent shall promptly record in the CSR Register those Holders that have delivered Letters of Conversion and have been issued Indevus Common Stock in exchange with respect to converted CSRs.

(d) Notwithstanding any other provisions of this Agreement, any portion of the cash provided by the Company to the Rights Agent as a reserve for purposes of payments to Holders of cash in lieu of fractional shares pursuant to Section 13 hereof and, if applicable, amounts payable pursuant to Section 14 that remains unclaimed after the Termination Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

(e) The Rights Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office. The Company shall supply the Rights Agent from time to time with such numbers of copies of this Agreement as the Rights Agent may request.

Section 9. Payment of Taxes. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of shares of Indevus Common Stock upon the conversion of any CSR; provided, however, that neither the Company nor the Rights Agent shall be required to pay any tax or taxes which may be payable in respect of any transfer of a CSR or, upon conversion of a CSR, issuance of any certificates for shares of Indevus Common Stock in a name other than that of the Holder of a CSR as recorded in the CSR Register, and the Company shall not be required to issue or deliver such CSR unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 10. Reservation of Indevus Common Stock.

(a) The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Indevus Common Stock or the authorized and issued Indevus Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Indevus Common Stock upon conversion of CSRs, the maximum number of shares of Indevus Common Stock which may then be deliverable upon conversion of all outstanding CSRs.

(b) The Company will keep a copy of this Agreement on file with the transfer agent for Indevus Common Stock (the “Transfer Agent”) and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon conversion of the CSRs. The Rights Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding CSRs upon the conversion thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 13 and Section 14 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder pursuant to Section 15 hereof.

(c) The Company covenants that all shares of Indevus Common Stock which may be issued upon conversion of CSRs will, upon issue, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. The Company will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Agreement.

Section 11. Listing of Common Stock. The Company shall from time to time use its reasonable best efforts so that immediately upon their issuance upon the conversion of any CSR the shares of Indevus Common Stock will be listed on the principal national securities exchange in the United States of America, if any, on which the Company’s other shares of Indevus Common Stock is then listed.

Section 12. Adjustment of CSRs.

(a) If, during the period of time used to determine the Current Stock Price, there is a change in the number of issued and outstanding shares of Indevus Common Stock as the result of a reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, then the number of shares of Common Stock issuable upon the conversion of each CSR in effect immediately prior to such action shall be proportionately adjusted, as necessary, such that the Holder of any CSR thereafter converted may receive the aggregate number and kind of shares of capital stock of the Company that such Holder would have owned immediately following such action if such CSR had been converted immediately prior to such action.

(b) In case of (i) any capital reorganization, other than in the cases referred to in Section 12(a) hereof and other than any capital reorganization that does not result in any reclassification of the outstanding shares of Indevus Common Stock into shares of other stock or other securities or property, or (ii) the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Indevus Common Stock into shares of other stock or other securities or property), or (iii) the sale of all or substantially all of the assets of the Company (collectively such actions being hereinafter referred to as “Reorganizations”), there shall thereafter be deliverable upon conversion of any CSR in accordance with the terms hereof (in lieu of the number of shares of Indevus Common Stock theretofore deliverable) the number of shares of stock or other securities, property or cash to which a holder of the number of shares of Indevus Common Stock that would otherwise have been deliverable upon the conversion of such CSR would have been entitled upon such Reorganization if the Milestone Date had occurred and such CSR had been converted in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the board of directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s Secretary or Assistant Secretary, shall be made in the application of the provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any such shares or other securities, property or cash thereafter deliverable upon conversion of CSRs.

(c) The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Reorganization or the corporation or other entity purchasing such assets shall expressly assume, by a supplemental contingent stock rights agreement or other acknowledgment executed and delivered to the Rights Agent, the obligation to deliver to the Rights Agent and to cause the Rights Agent to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to in accordance with the terms hereof upon the occurrence of the Milestone Date, and the due and punctual performance and observance of each and every covenant, condition, obligation and liability under this Agreement to be performed and observed by the Company in the manner prescribed herein. The provisions of Section 12(b) and Section 12(c) shall apply to successive Reorganization transactions.

(d) Irrespective of any adjustments in the number or kind of shares issuable upon the conversion of the CSRs, CSRs theretofore or thereafter issued may continue to express the same dollar value and number and kind of shares as are stated in the CSRs initially issuable pursuant to this Agreement.

(e) Whenever an adjustment is made to the terms of the CSRs pursuant to this Section 12, the Company shall provide the notices required by Section 15 hereof.

(f) The Rights Agent has no duty to determine when an adjustment under this Section 12 should be made, how it should be made or what it should be. The Rights Agent has no duty to determine whether any provisions of a supplemental contingent stock rights agreement under Section 12(b) are correct. The Rights Agent makes no representation as to the validity or value of any securities or assets issuable upon conversion of CSRs. The Rights Agent shall not be responsible for the Company’s failure to comply with this Section 12.

(g) For purpose of this Section 12, the term “shares of Indevus Common Stock” shall mean (i) shares of the class of stock designated as Common Stock, par value $0.001 per share, of the Company as of the date of this Agreement, and (ii) shares of any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 12, the Holders of CSRs shall become entitled to receive any securities of the Company other than, or in addition to, shares of Indevus Common Stock, thereafter the number or amount of such other securities so issuable upon conversion of each CSR shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Indevus Common Stock issuable hereunder contained in Section 12(a), and the provisions of Section 6, Section 7, Section 8, Section 9, Section 10 and Section 13 with respect to the shares of Indevus Common Stock issuable hereunder or Indevus Common Stock shall apply on like terms to any such other securities.

Section 13. No Fractional Shares. The Company shall not be required to issue fractional shares of Indevus Common Stock upon conversion of CSRs. If more than one CSR shall be convertible at the same time with respect to the same Holder, the number of full shares of Indevus Common Stock which shall be issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Indevus Common Stock issuable upon the conversion of the CSRs. If any fraction of a share of Indevus Common Stock would, except for the provisions of this Section 13, be issuable on the conversion of any CSRs, the Company shall pay, without interest, an amount determined by the Current Stock Price.

Section 14. Dividends or Other Distributions. No dividend or other distribution declared with respect to Indevus Common Stock with a record date after the Milestone Date shall be paid to Holders of CSRs until such Holders deliver a Letter of Conversion. Upon delivery of a Letter of Conversion in accordance with Section 8, there shall be paid to such Holders, promptly after such delivery, the amount of dividends or other distributions, without interest, declared with a record date after the Milestone Date and not paid because of the failure to deliver the Letter of Conversion.

Section 15. Notices to CSR Holders.

(a) Upon any adjustment pursuant to Section 12 hereof, the Company shall give prompt written notice of such adjustment to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of the Company, within 10 days after notification is received by the Rights Agent of such adjustment, to mail by first class mail, postage prepaid, to each Holder a notice of such adjustment(s) and shall deliver to the Rights Agent a certificate of the Chief Financial Officer of the Company, setting forth in reasonable detail (i) the terms of such adjustment(s), (ii) a brief statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made. Where appropriate, such notice may be given in advance and included as a part of the notice required under the other provisions of this Section 15.

(b) In case the Milestone Date has occurred and:

(i) the Company shall authorize the issuance to all holders of shares of Indevus Common Stock of rights, options or warrants to subscribe for or purchase shares of Indevus Common Stock or of any other subscription rights or warrants;

(ii) the Company shall authorize the distribution to all holders of shares of Indevus Common Stock of evidences of its indebtedness or assets or cash;

(iii) the Company shall enter into any definitive agreement with respect to a consolidation or merger involving the Company and for which approval of stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Indevus Common Stock issuable upon conversion of the CSRs (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Indevus Common Stock;

(iv) the Company shall file for the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(v) the Company proposes to take any action that would require an adjustment to pursuant to Section 12 hereof;

then the Company shall give prompt written notice to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of the Company to give to each Holder of a CSR at his, her or its address appearing on the CSR Register, at least 20 days (or 10 days in any case specified in clauses (i) or (ii) above) prior to the applicable record date hereinafter specified, or the date of the event in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the initial expiration date set forth in any tender offer or exchange offer for shares of Indevus Common Stock, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Indevus Common Stock shall be entitled to exchange such shares for securities, cash or other property, if any, deliverable upon such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure by the Company or the Rights Agent to give such notice or any defect therein shall not affect the legality or validity of any consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

Section 16. Notices to the Company and Rights Agent. Any notice or demand authorized by this Agreement to be given or made by the Rights Agent or by any Holder to or on the Company shall be sufficiently given or made when received at the office of the Company expressly designated by the Company as its office for purposes of this Agreement (until the Rights Agent is otherwise notified in accordance with this Section 16 by the Company), as follows:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7971

Fax No: (781) 861-3830

Attention: Mark S. Butler, Esq.

and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Fax No: (212) 735-2000

Attention:	Eileen T. Nugent, Esq.
Marc S. Gerber, Esq.

Any notice pursuant to this Agreement to be given by the Company or by any Holder(s) to the Rights Agent shall be sufficiently given when received by the Rights Agent at the address appearing below (until the Company is otherwise notified in accordance with this Section 16 by the Rights Agent).

American Stock Transfer & Trust Company

6201 15th Avenue, 2nd Floor

Brooklyn, NY 11219

Fax: 718-921-8310

Attention: Marianela Patterson

Section 17. Supplements and Amendments; Actions.

(a) Without the consent of any Holders, the Company, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be for the protection of Holders; provided that in each case, such provisions shall not adversely affect the rights of the Holders; or

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the rights of Holders.

In addition to the foregoing, upon the request of the Company, the Rights Agent hereby agrees to enter into one or more amendments hereto to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein.

(b) With the written consent of the Holders of not less than a majority of the then outstanding CSRs delivered to the Company, the Company may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement if such addition, elimination or change is in any way adverse to the rights of Holders. It shall not be necessary for any written consent of Holders under this Section 17(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.

(c) The consent of each Holder affected shall be required for any amendment pursuant to which the number of shares of Indevus Common Stock issuable upon conversion of CSRs would be decreased (not including adjustments contemplated hereunder).

(d) Promptly after the execution by the Company of any amendment pursuant to the provisions of this Section 17, the Company shall mail by first class mail, postage prepaid, a notice thereof to the Holders at their addresses as they shall appear on the CSR Register, setting forth in general terms the substance of such amendment.

(e) Upon the execution of any amendment under this Section 17, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(f) The Rights Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

Section 18. Enforcement of Rights of Holders. Any actions seeking enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Holders of a majority of the issued and then outstanding CSRs.

Section 19. Certain Rights of the Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of CSRs, shall be bound:

(a) The statements contained herein and in the Notice and form of Letter of Conversion shall be taken as statements of the Company, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or any action taken by it. The Rights Agent assumes no responsibility with respect to the distribution of the CSRs except as herein otherwise provided.

(b) The Rights Agent shall not be responsible for any failure of the Company to comply with the covenants contained in this Agreement or in the CSRs to be complied with by the Company.

(c) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either by itself (through its employees) or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct of any agent appointed with due care.

(d) The Rights Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company), and the Rights Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(e) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, Chief Financial Officer, one of the Vice Presidents, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(f) The Company agrees to pay the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the performance of its duties under this Agreement, to reimburse the Rights Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Rights Agent (including reasonable fees and expenses of the Rights Agent’s counsel and agents) in the performance of its duties under this Agreement, and to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Rights Agent in the performance of its duties under this Agreement, except as a result of the Rights Agent’s gross negligence or bad faith.

(g) The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Rights Agent with reasonable security and indemnity satisfactory to the Rights Agent for any costs and expenses which may be incurred, but this provision shall not affect the power of the Rights Agent to take such action as the Rights Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the CSRs may be enforced by the Rights Agent, and any such action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any other securities of the Company or become pecuniarily interested in any transactions in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement or such director, officer or employee. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity including, without limitation, acting as Transfer Agent or as a lender to the Company or an affiliate thereof.

(i) The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or bad faith.

(j) The Rights Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(k) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity of any CSR; nor shall the Rights Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Indevus Common Stock (or other stock) to be issued pursuant to this Agreement or any CSR, or as to whether any shares of Indevus Common Stock (or other stock) will, when issued, be validly issued, fully paid and nonassessable.

(l) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith and without negligence in accordance with instructions of any such officer or officers.

Section 20. Designation; Removal; Successor Rights Agent. The Rights Agent may resign at any time and be discharged from its duties under this Agreement by giving to the Company 30-days’ notice in writing. The Company may remove the Rights Agent or any successor rights agent by giving to the Rights Agent or successor rights agent 30-days’ notice in writing. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Holder (who shall with such notice submit his, her or its CSR for inspection by the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Rights Agent. Pending appointment of a successor rights agent, either by the Company or by such court, the duties of the Rights Agent shall be carried out by the Company. Any successor rights agent, whether appointed by the Company or such a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and having at the time of its appointment as rights agent a combined capital and surplus of at least $10,000,000. After appointment, the successor rights agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor rights agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In the event of such resignation or removal, the Company or the successor rights agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor rights agent. Failure to file any notice provided for in this Section 20, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor rights agent, as the case may be.

Section 21. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Rights Agent or any Holder shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

Section 22. Termination. This Agreement shall terminate at 5:00 p.m., New York City time, on the earlier of (i) the Expiration Date or (ii) the Termination Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date if all CSRs have been converted pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the indemnification contained in Section 19(f) shall survive termination of this Agreement.

Section 23. Governing Law. THIS AGREEMENT AND EACH CSR ISSUED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 24. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the Holders.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

Section 26. Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	Chief Executive Officer and Chairman

AMERICAN STOCK TRANSFER & TRUST COMPANY

as Rights Agent

By:	/s/ Herb Lemmer
Name:	Herb Lemmer

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